Exhibit 10.1

CONFIDENTIAL SEPARATION AGREEMENT AND GENERAL RELEASE

In consideration of the mutual covenants and promises set forth in this Confidential Separation Agreement and General Release (this “Agreement”), Dan M. Chandler, III (“Employee”) and PS Business Parks, Inc. (“PS Business Parks” or the “Company”) acknowledge and agree to be bound to the following terms:

1. Separation Date. Employee’s resignation from employment with the Company is effective on March 23, 2022 (the “Separation Date”).

2. Separation Payment and Benefits. In consideration of Employee’s execution of this Agreement and assuming Employee does not exercise his revocation right pursuant to Paragraph 7(g), the Company agrees to provide Employee the following:

a.

A lump sum payment of cash in exchange for the 41,186 restricted stock units of the Company owned by the Employee (the “Restricted Stock Units”), in the gross amount equal to six million, six hundred forty two thousand, eight hundred ninety dollars ($6,642,890), which represents the market value of the Company common stock underlying such units as of March 18, 2022, less all applicable taxes and other withholdings, and payable within fourteen (14) calendar days of the Effective Date of this Agreement pursuant to Paragraph 25 below; and

b.

a lump sum payment of cash in the gross amount of ninety thousand, five hundred seventy three dollars ($90,573), which represents reimbursement for 20 months of COBRA coverage plus anticipated taxes, and which shall be payable within fourteen (14) calendar days of the Effective Date of this Agreement pursuant to Paragraph 25 below (together, the “Separation Payment”).

Employee acknowledges and agrees that (i) upon satisfaction of the payment set forth in Section 2(a), the Company shall have no further obligations with respect to the Restricted Stock Units and the Restricted Stock Units will be terminated, and (ii) the Restricted Stock Units represent all Company restricted stock units owned by the Employee or to which the Employee is entitled. Employee and the Company acknowledge and agree that nothing contained in this Agreement shall be construed as a representation, warranty, or statement, whether direct or implied, by PS Business Parks regarding Employee’s present entitlement, if any, to any post-employment benefits, including but not limited to pension, disability, or unemployment insurance benefits, from any entity, organization, or provider, or from any federal, state, or local agency. Employee acknowledges and agrees that neither the Company, nor any employee or agent thereof, has proffered to Employee, whether in writing or otherwise, any such representations, warranties, or statements not expressly set forth in this Agreement, and that Employee has not relied upon any such representations, warranties, or statements in entering into and performing under this Agreement.

3. Consideration. Employee acknowledges and confirms: (i) the sufficiency of the consideration set forth herein for this Agreement generally and specifically for the release of Employee’s claims as defined in Paragraph 5 below and throughout this Agreement; (ii) that the Company is not, in the absence of Employee’s execution of this Agreement, otherwise required to provide Employee with the Separation Payment or any other payments or benefits; (iii) that the

Separation Payment is being given to Employee in return for Employee’s agreement to fulfill the promises and to provide the waivers and releases that are stated in this Agreement; (iv) that the Separation Payment is in excess of any payment, benefit, or other thing of value to which Employee might otherwise be entitled from the Company; and (v) that Employee accepts the consideration set forth in this Agreement as adequate and as the full, final, and complete settlement and discharge of all possible claims that Employee has or might have as more fully described in Paragraph 5 below.

4. No Other Payments, Benefits, or Claims. Except for the Separation Payment and other consideration expressly described herein, Employee’s right to any compensation or benefits from the Company will cease on the Separation Date, and no other payment or benefits shall be made or provided to Employee by the Company. Except as provided in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Agreement, Employee acknowledges that Employee has no entitlement, nor any right, to make any claim for any additional payments, benefits, bonuses, stock or stock options, commissions, or compensation of any kind or nature whatsoever from the Company. Employee also acknowledges that the Company has provided Employee payment of all accrued but unused paid time off and/or vacation as of the Separation Date.

5. Release of any Existing but Currently Unknown Claims. Employee acknowledges and agrees that he has no pending lawsuit, administrative charge or complaint against the Company (or its subsidiaries, affiliates or related entities), in any court or with any governmental agency. Subject to Paragraph 8, Employee, on behalf of himself and on behalf of Employee’s heirs, estate, spouse and child or children, attorneys, representatives, executors, administrators, successors, assigns and agents, hereby irrevocably and unconditionally releases and forever discharges, with prejudice, PS Business Parks and its past and present affiliates, parents, subsidiaries, related companies (including Public Storage), investors and investment partners, and the directors, officers, board members, employees, stockholders, benefit and equity plans (including the trustees, administrators, fiduciaries and parties-in-interest of each plan) as well as predecessors, successors and assigns of each of the foregoing entities or persons, and all persons acting by, through, under, or in concert with any of them (collectively, the “PS Business Parks Releasees”), from any and all actions, complaints, rights, claims, charges, causes of action, demands, liabilities, attorneys’ fees, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which Employee now has, or may ever have had, concerning, relating to, predicated upon, or arising out of, directly or indirectly, Employee’s employment with PS Business Parks or any other PS Business Parks Releasee and/or Employee’s separation from that employment.

This Release includes any and all actions, complaints, rights, claims, charges, causes of action, demands, liabilities, attorneys’ fees, costs, and damages based upon any conduct occurring up to and including, or that have accrued as of, the date that Employee signs this Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to:

(a)

any and all claims arising under common law, including but not limited to wrongful or retaliatory discharge, breach of express or implied contract, promissory estoppel, covenant of good faith and fair dealing, or based upon a violation of public policy;

(b)	any and all claims sounding in tort, including but not limited to fraud, battery, assault, conversion, libel, slander, defamation, or negligent or intentional infliction of emotional distress;

(c)

any and all claims arising under statutes which include but are not limited to the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1991, the Employee Retirement Income Security Act (“ERISA”), the Americans with Disabilities Act (“ADA”), the National Labor Relations Act (“NLRA”), the Worker Adjustment and Retraining Notification Act (“WARN”), the Occupational Safety and Health Act (“OSHA”), the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act (“FCRA”), the Family and Medical Leave Act (“FMLA”), the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Age Discrimination In Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of Title 42 of United States Code, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the California Constitution, California’s Unfair Competition Law, the California Fair Employment and Housing Act, as amended, the California Family Rights Act of 1991, applicable provisions of California’s Labor Code and the California Industrial Welfare Commission Wage Orders, the California Confidentiality of Medical Information Act, any other applicable California state or city laws and ordinances concerning workplace rights or obligations or payment of wages;

(d)

any and all claims for or relating to any form of employment discrimination, harassment, whistleblower or other retaliation, improper wage payment or deductions, or any other unlawful employment practice under federal, state, municipal, local, or foreign law;

(e)

any and all claims arising under any federal, state, municipal, local, or foreign law, rule, regulation or judicial or administrative decision that in any way prohibits employment discrimination, harassment, retaliation, improper wage payment or deductions, or any other unlawful employment practice, or that is in any way related to employment and/or the separation therefrom;

(f)

any and all claims arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to the United States and California Constitutions, civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, and regulations, ordinances, public policy, contract or tort laws, or any other action; and

(g)

any and all claims for attorneys’ fees, costs and expenses. Employee acknowledges that Employee is not a “prevailing party” as defined by any federal, state or local law, rule, judicial or administrative decision.

With respect to any claim that could be brought by Employee (collectively, “Claims”), the Parties expressly waive the provisions of California Civil Code section 1542, which provides as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

In that connection, Employee realizes and acknowledges that one or more of the Claims may include losses sustained by Employee that are presently unknown or unsuspected, and that such losses as were sustained may give rise to additional losses and expenses in the future which are not now anticipated. Nevertheless, Employee acknowledges that the releases herein have been negotiated and agreed upon and that in consideration for the rights and benefits under this Agreement, Employee intends and hereby releases, acquits, and forever discharges PS Business Parks and the PS Business Parks Releasees from any and all Claims, including those that are unknown, unsuspected, or unforeseen or that are presently unknown and unanticipated.

Employee expressly acknowledges that this Agreement is also intended to include in its effect, without limitation, any and all claims which Employee does not know of or suspect may exist in Employee’s favor at the time of execution of this Agreement, and that this Agreement will also extinguish any such claims. Employee further expressly waives any rights under the provisions of any laws, rules, regulations, judicial or administrative decisions providing in substance that releases shall not extend to claims which are unknown or unsuspected, at the time of execution, to the person executing such waiver or release.

Employee also acknowledges and affirms that Employee has been fully paid all wages and other compensation or incentives owed to Employee by the Company, including all overtime wages, incentive compensation, expense reimbursement payments, separation compensation, severance compensation, bonuses and commissions, and Employee also acknowledges and affirms that, as of the date of Employee’s execution of this Agreement, Employee has been afforded all required periods of family, medical, and other leave, as well as any right to reinstatement upon the conclusion of any leave taken.

Employee further acknowledges and understands that, subject to Paragraph 8, Employee is waiving any right Employee may have to, and will not bring any legal, equitable, arbitral, administrative or investigative claim, suit, charge, action or other proceeding (“Actions”) against any of the PS Business Parks Releasees relating to any of the claims Employee has released in this Paragraph 5, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any Actions commenced by any other person, entity or agency against any of the PS Business Parks Releasees.

Employee represents and warrants that Employee has not, either individually or on a collective basis, commenced, maintained, prosecuted, or participated in any Action of any kind against any of the PS Business Parks Releasees before any court, arbitration panel, administrative or investigative body or agency. Further, to the extent that Employee has, and subject to Paragraph 8 of this Agreement, Employee agrees that Employee shall withdraw or dismiss and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such Action, with prejudice, within five (5) business days following Employee’s receipt of the Separation Payment. In the event that Employee is unable to unilaterally withdraw or dismiss any such Action, Employee represents and warrants that Employee shall request, to the fullest possible extent, the withdrawal or dismissal with prejudice of such Action. In the event that any Action is commenced by Employee or on Employee’s behalf, Employee hereby waives any right to any individual compensation, recovery, monetary relief, damages, settlement, or other relief.

Notwithstanding the foregoing, by entering into this Agreement, Employee is not releasing claims that may not be waived or released as a matter of law, including any claims for enforcement of this Agreement, claims that arise after the date that Employee signs the Agreement, or any rights or claims Employee may have to receive workers’ compensation or unemployment insurance benefits.

6. Termination of Employment Relationship. The parties agree that Employee’s employment with the Company terminated on March 23, 2022. In consideration of the promises made by the Company in this Agreement, Employee promises that he will not seek or accept future employment with the Company. Employee further agrees that Employee will not accept assignment with the Company as an independent contractor, subcontractor, per diem, or consultant, or through any contract service, agency, or registry. The parties agree that the Company has no obligation to employ or to continue to employ him and may refuse to do so without any recourse. If Employee seeks or obtains such employment or other services agreement after the date of execution of this Agreement, this Agreement shall constitute sufficient cause for refusal to hire and/or for the termination of any such employment or other services agreement.

7. Notice Regarding Waiver of Rights. If Employee signs this Agreement, Employee will forever give up all rights and claims arising out of his employment with the Company, including the waiver and release of all discrimination claims. The Federal Age Discrimination in Employment Act requires that employers give certain notices to employees (including ex-employees) who are involved in claims that may include age discrimination. Pursuant to the Federal Age Discrimination in Employment Act, the Company hereby notifies Employee of the following employee rights:

(a) The Company may not require Employee to waive or release any right or claim under the Age Discrimination in Employment Act unless Employee’s waiver and release is knowing and voluntary, and Employee fully understands all of the terms of the release.

(b). Employee’s waiver and release must be written in a manner calculated to be understood by Employee. Employee shall seek clarification from the Company if there is any portion of this waiver that Employee does not understand.

(c). Employee’s waiver or release is a release of Employee’s rights or claims arising under the Federal Age Discrimination in Employment Act.

(d). Employee is not waiving or releasing any of Employee’s rights or claims that arise after the date Employee signs this Agreement.

(e). Employee is only waiving or releasing rights or claims in exchange for consideration that is in addition to anything of value to which Employee is already entitled.

(f). Employee is advised to consult with an attorney before signing this Agreement.

(g). Employee has a period of at least twenty-one (21) days in which to consider whether to sign this Agreement. Employee has seven (7) days after Employee signs this Agreement to revoke the Agreement. This Agreement will not become effective or enforceable until the seven-day revocation period expires.

Any revocation shall be made solely by delivering a written notice of revocation to:

Patricia Park

Vice President, Human Resources

701 Western Avenue,

Glendale, CA 91201

If delivered by mail, the revocation must be (1) postmarked within the 7-day period; (2) properly addressed as set forth above; and (3) sent by certified mail return receipt requested. Employee agrees to keep written documentation proving that Employee revoked this Agreement as provided in this paragraph, either by keeping the documents attesting to the delivery of the revocation, or verification that the written revocation was, in fact, received. If Employee revokes the Agreement as permitted herein, Employee will not receive the Severance Payment. If Employee signs this Agreement before the 21-day period has expired, Employee does so knowingly and voluntarily.

8. Retention of Rights Regarding Government Agencies. Notwithstanding the foregoing or any other provisions here, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with Employee’s right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful employment practices, including but not limited to the U.S. Equal Employment Opportunity Commission and any state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with Employee’s right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict Employee’s right to engage in any activity or conduct protected by Section 7 or any other provision of the National Labor Relations Act, or to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission, the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation. Employee and the Company acknowledge and agree that Employee’s right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to the confidentiality and non-disparagement clauses. Notwithstanding the foregoing, Employee understands that the waivers and releases in this Agreement shall be construed and enforced to the maximum extent permitted by law.

Employee also understands and acknowledges that, by signing this Agreement, Employee has completely waived Employee’s right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if Employee is awarded individual relief and/or monetary damages in connection therewith, Employee hereby unconditionally assigns to the Company, and agrees to undertake any and all measures necessary to effectuate such assignment of, any right or interest Employee may have to receive such individual relief and/or monetary damages.

9. Return of Company Property. Employee agrees that, prior to Employee’s execution of this Agreement, Employee has returned all of the Company’s property and equipment in Employee’s possession or under Employee’s control, including but not limited to any and all computers, laptops, computer hardware or software, Blackberrys, cell phones, smartphones, iPhones, iPads, credit cards, keys, manuals, notebooks, external digital storage medium, financial statements, reports, passwords, company ID’s, and any other property of the Company, including any and all copies of Company documents, materials, and information not specifically addressed and relating to Employee.

10. Legal Representation. Employee acknowledges and represents that Employee has been advised to, and had a full and fair opportunity to, receive the advice of independent legal counsel prior to Employee’s execution of this Agreement, and an ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, that Employee has fully exercised that opportunity to the extent Employee desired, and that Employee fully understand the terms and provisions of this Agreement as well as its nature and effect. Employee further acknowledges and represents that Employee is entering into this Agreement completely freely and voluntarily.

11. No Admission of Liability. Nothing contained in this Agreement, nor the fact that the Company has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by the Company or any other PS Business Parks Releasee.

12. Confidentiality/Cooperation. This Agreement does not supplant, modify, supersede or extinguish any obligations Employee may have under statutory or common law not to use or disclose the Company’s confidential and proprietary information which Employee acknowledges and agrees survives the termination of Employee’s employment (collectively the “Post-Termination Obligations.”). The Company’s competitive success depends on the proper safeguarding of its trade secrets and confidential information. Certain such information of the Company pertains to the privacy interests of individuals and must be safeguarded for that reason as well. Employee promises to continue to preserve the confidentiality of the Company’s trade secrets and commercially useful confidential information learned through Employee’s employment and to use this information only as necessary and appropriate for the Company’s legitimate business purposes. The Company promises to safeguard against disclosure without the consent of affected persons all information touching on the privacy interests of the Company’s employees and tenants. The Company’s trade secrets and commercially useful confidential information include without limitation the Company’s non-public financial information and the contents of the Company’s business plans. Employee agrees to promptly return to the Company all documents and other materials in Employee’s possession that are the property of the Company.

Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the trade secret to Employee’s attorney and use the trade secret information in the court proceeding, if Employee: (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

Employee agrees and acknowledges that the Post-Termination Obligations are incorporated into this Agreement as if fully set forth herein, that these Post-Termination Obligations survive the execution of this Agreement notwithstanding any other provision hereof, and that the consideration provided to Employee in this Agreement constitutes additional consideration for these Post-Termination Obligations. Further Employee agrees and acknowledges that the Post-Termination Obligations are in addition to, and not in place of, those set forth in this Agreement.

Employee agrees that Employee will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity, (1) any of the terms of this Agreement, (2) any information regarding Employee’s employment with the Company, or (3) any claims or allegations of wrongdoing, or the basis for any such claims or allegations, which were or could have been made or asserted against the Company or any of the PS Business Parks Releasees, except that such information may be disclosed: (a) to Employee’s accountant, attorneys, domestic partner, and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the information; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; (d) to the extent publicly disclosed by the Company; or (f) as otherwise required by law. To the extent that Employee is subpoenaed by any person or entity (including but not limited to any government agency) to give testimony or produce documents (in a deposition, court proceeding, or otherwise) which in any way relates to Employee’s employment by the Company and/or any of the PS Business Parks Releasees and/or this Agreement, Employee will give prompt notice of such request to Patricia Park, PS Business Parks, 701 Western Avenue, Glendale, California 91201, or her designee or successor at the Company.

13. Non-Disparagement. Subject to Paragraph 8, Employee agrees that Employee will not make any false, negative, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of the PS Business Parks Releasees. This Non-Disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication.

14. References. In response to any and all employment verification/reference requests, Employee shall direct prospective employers to contact the Company’s Human Resources department. Human Resources may contract with a third-party provider to respond to verification/reference requests. The only information that will be provided to prospective employers by Human Resources or a third-party provider is the dates of employment, positions held and, if authorized in writing by Employee, Employee’s last rate of pay.

15. Non-Solicitation: Employee agrees that for a period of one (1) year from the Effective Date of this Agreement, Employee will not directly or indirectly solicit or otherwise encourage any of the Company’s or Public Storage’s employees or cause others to solicit or encourage any of the Company’s or Public Storage’s employees to discontinue their employment with the Company. Any breach of this provision shall constitute a material breach of this Agreement.

16. Entire Agreement; Modification. Employee and the Company understand, covenant, and agree that: (i) this Agreement constitutes the full, complete, and exclusive agreement between Employee and the Company relating to Employee’s employment, separation from employment or any matters covered by this Agreement; (ii) with the exception of those Agreements or obligations referenced in Paragraph 12 there are no other agreements, understandings, covenants, promises, grants, awards or arrangements between Employee and the Company or any other PS Business Parks Releasee relating to Employee’s employment, separation from employment or the matters covered by this Agreement; (iii) this Agreement supersedes, cancels and terminates any and all other agreements, understandings, grants, awards, covenants, promises, and arrangements, whether oral or in writing, or express or implied, between Employee and the Company, its employees, agents, representatives or any PS Business Parks Releasee and in entering into and performing under this Agreement, no party has relied upon any promises or statements except as explicitly set forth herein.

The parties acknowledge and agree that no modification of this Agreement shall be valid or binding except through a writing personally executed by Employee and Patricia Park (or her designee or successor, in each case on behalf of the Company), which writing must reference and attach a copy of this Agreement to be effective. Neither e-mail correspondence, text messages, nor any other electronic communications shall constitute a writing for the purposes of this provision of the Agreement.

17. Construction. The parties acknowledge and agree that this Agreement is the product of negotiations between Employee and the Company, that Employee is an experienced professional, that Employee had ample opportunity to obtain legal counsel, and that the language of this Agreement shall not be presumptively construed either in favor of or against any of the parties.

18. Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

19. Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court, arbitrator, administrative agency, or other entity, the parties agree that said court, arbitrator, administrative agency, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, in the event a court, arbitrator, administrative agency, or other entity finds the Release set forth above to be illegal, void, or unenforceable, Employee agrees, at the Company’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

20. Successors and Assigns. This Agreement shall not be assignable by Employee, but shall be binding upon Employee and upon Employee’s heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and shall be deemed automatically assigned by the Company with Employee’s consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company, the PS Business Parks Releasees, and their successors and assigns.

21. Governing Law. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the choice of law rules) of the State of California.

22. Further Action. Each party agrees to execute all such further and additional documents and instruments, as shall be necessary or expedient to carry out the provisions of this Agreement, and shall promptly and in good faith undertake all reasonable acts to effectuate the provisions of this Agreement.

23. Section and Paragraph Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

24. Consideration Period. Employee has until April 10, 2022, to consider the Agreement before signing it and returning it to Patricia Park (PS Business Parks, 701 Western Avenue, Glendale, California 91201) or her designee at the Company (the “Consideration Period”). Employee may use as much of the Consideration Period as Employee wishes before signing this Agreement, and Employee agrees that to the extent that Employee takes less than the time period stated herein to consider this Agreement prior to signing it, Employee acknowledges that Employee had sufficient time to consider this Agreement with legal counsel and that Employee expressly, voluntarily and knowingly waives any additional time. Employee also understands and agrees that any material or immaterial changes to the Agreement will not restart the running of the Consideration Period. In the event that Employee does not sign and return this Agreement to the Company prior to April 10, 2022, this Agreement will automatically expire and be rendered null, void, and unenforceable, and Employee will not be entitled to receive the Separation Payment.

25. Effective Date. Employee may revoke this Agreement in writing within seven (7) days after Employee signs this Agreement. This Agreement shall not become effective or enforceable until such revocation period has expired without the exercise of such revocation right.

26. Voluntary Agreement. Employee acknowledges that Employee is entering into this Agreement voluntarily, that Employee has read and understands the provisions of this Agreement, and that Employee is of sound mind and fully competent to enter into this Agreement. Employee further acknowledges and understands that, except as provided for in, and subject to, the “Retention of Rights Regarding Government Agencies” clause of this Agreement, this Agreement contains a full and final release of all of Employee’s claims against the Company and the PS Business Parks Releasees, as described above. Employee has the right to consult with an attorney and the Company hereby advises Employee, again, to consult with an attorney of Employee’s choice before signing this Agreement.

27. Counterparts. This Agreement may be executed in one or more counterparts or multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or document.

Dated:	March 23, 2022	/s/ Dan M. Chandler, III
Dan M. Chandler, III

Dated:	March 23, 2022	PS Business Parks

		By:	/s/ Nathaniel A. Vitan

		Its:	Assistant Secretary